Exhibit 99.1

Earle M. Jorgensen	10650 S. Alameda Street
Company	Lynwood, CA 90262

Tel: 323-567-1122

News Release

For Immediate Release

EMJ REPORTS RECORD FIRST QUARTER RESULTS

LYNWOOD, California  – August 4, 2004 – The Earle M. Jorgensen Company (“EMJ”) today reported record-breaking results for the Company’s first fiscal quarter of 2005.

Revenues increased 51.7% to $361.6 million and operating income increased 145.1% to $39.7 million for the first quarter of fiscal 2005, when compared to $238.3 million and $16.2 million, respectively, for the same period in fiscal 2004. The Company had best-ever revenues for the quarter, with tonnage shipped up approximately 28% from the prior year quarter. Net income for the first quarter of fiscal 2005 was  $22.0 million versus $2.8 million for the same period in fiscal 2004. The 2005 first quarter financial results include a charge to record inventory on a last in first out basis (LIFO) of $11.4 million compared to no charge in the prior year quarter.

Maurice S. Nelson, Jr., EMJ’s President and Chief Executive Officer stated, “We are very pleased with our record breaking first quarter results. We were well positioned to respond to the recent dramatic changes in the industrial metals market. We continue to experience price increases from our raw material suppliers and have managed to adjust our prices as these increases occur. Gross margins for the first quarter fiscal 2005 were 29.2%, compared to 26.8% in the March fiscal 2004 quarter and 28.1% in the prior year first quarter. Our gross profit margins also improved as a result of margin improvement initiatives. Our goal is to maintain a consistent source of metals to our customers who depend on EMJ for their materials supplies.”

“Nearly all of the industries that we serve have shown dramatic growth in demand, and most of our locations shipped record volumes in the first quarter.”

“During the quarter, we commenced the relocation to a replacement facility in Houston, Texas. Additionally, we progressed on new or expanding facilities in Wrightsville, Pennsylvania; Birmingham, Alabama; and a new satellite facility in North Bay, Ontario. All of these facilities will be operational during our second fiscal quarter. We continue to be very pleased with the operation of our Kasto systems at EMJ Chicago.”

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EMJ is one of the largest independent distributors of metal products in North America with 36 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

The Company has scheduled a conference call with industry analysts and other interested persons to discuss its first quarter results.  The call will take place on August 5, 2004 at 11:30 a.m. (Pacific).   The dial-in phone number for those interested in participating on the call is 800-370-8105.  This press release can also be found on the Company’s Internet website at www.emjmetals.com/emjonline/pr.asp.

This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from expectations and are subject to risks, uncertainties and other factors over which we have no control, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our “on-time or free” delivery guaranty.  These factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.  In particular, we refer you to our Registration Statement on Form S-4 filed on July 3, 2002.

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Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

	First Quarter Ended June 30:
	2004	2003
Statement of Operations and Other Data:
Revenues	$361,636	$238,299
Gross Profit	105,561	66,862
Warehouse and delivery expense	38,073	32,524
Selling expense	13,390	8,418
General and administrative expense	14,432	9,679
Operating expenses	65,895	50,621
Operating income	39,666	16,241
Net interest expense	13,111	12,628
Income before income taxes	26,555	3,613
Net income	21,957	2,794
EBITDA (a)	42,517	19,041
Capital expenditures	7,179	1,899

Reconciliation of EBITDA:
Net income	$21,957	$2,794
Depreciation and amortization	2,851	2,800
Net interest expense	13,111	12,628
Provision for income taxes	4,598	819
EBITDA	$42,517	$19,041

(a)          “EBITDA” represents net income before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K, our EBITDA has not been adjusted to exclude any other non-cash charges or liabilities, such as LIFO adjustments of $11,375 and none and accruals for postretirement benefits aggregating $188 and $188 for the three months ended June 30, 2004 and June 30, 2003, respectively.  We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt.  Our EBITDA is used by management as a performance measure to assess our financial results in connection with determining incentive compensation, and is also used by the independent appraisal firm in connection with its annual valuation of our equity.  While providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with accounting principles generally accepted in the United States, and should not be construed as an indication of a company’s operating performance or as a measure of liquidity.

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	June 30, 2004	March 31,2004
Balance Sheet Data:
Cash and cash equivalents	$10,751	$15,528
Accounts receivable, net	165,811	133,092
Inventory	266,430	225,248
Net property, plant and equipment	116,513	112,190
Total assets	615,644	536,480
Accounts payable	174,488	162,648
Accrued liabilities	58,150	57,919
Revolving credit facility	97,630	51,677
Other long-term debt (including current portion)	257,261	258,061
Total stockholder’s deficit	(15,537)	(37,359)

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Contact:	William S. Johnson, EMJ
323-923-6124 or fax 323-567-1034